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                                                                    Exhibit 99.1

[MOTIVEPOWER LOGO]                [WABCO LOGO]                PRESS
                                                              RELEASE




     CONTACT:   TIM WESLEY AT (412) 201-2830 OF MOTIVEPOWER INDUSTRIES
                ALVARO GARCIA-TUNON AT (412) 825-1317 OF WESTINGHOUSE AIR BRAKE



                WESTINGHOUSE AIR BRAKE AND MOTIVEPOWER INDUSTRIES
                         ANNOUNCE COMPLETION OF MERGER
           -----------------------------------------------------------
                COMBINED COMPANY TO BE CALLED WABTEC CORPORATION,
                 AND WILL BE THE PREMIER RAIL EQUIPMENT SUPPLIER

         PITTSBURGH, November 19, 1999 - Westinghouse Air Brake Company (NYSE:
WAB) and MotivePower Industries, Inc. (NYSE: MPO) completed their merger today, after shareholders voted in favor of the transaction and the companies signed final documentation. The merger, which creates the premier supplier of products and services for the rail industry, was approved by at least 95 percent of each company's voting shareholders.

         Under the merger agreement, shareholders of MotivePower Industries voted to receive .66 shares of Westinghouse Air Brake stock in exchange for each share of MotivePower Industries. MotivePower Industries shareholders will receive information on how to exchange their shares by the end of November.

         The combined company will be called Wabtec Corporation and will be based in Wilmerding, Pa. The stock ticker symbol will remain "WAB." The new name maintains the merged company's historical association with Westinghouse Air Brake, but also emphasizes the new company's ability to provide a broader range of products and services, which are increasingly technology based. The Wabtec name will be combined with the former MotivePower Industries logo and corporate identity program.

         "We are very excited by the many strategic and operational benefits our merger offers," said William E. Kassling, chairman and chief executive officer of Wabtec. "We have put together an enterprise unmatched by any other in the rail supply industry, and we plan to move aggressively and efficiently to capitalize on our combined strengths. Our goal is to achieve double-digit annual growth in earnings per diluted share."

         In addition to Kassling, other members of Wabtec management include Gregory T.H. Davies, president and chief operating officer; Robert J. Brooks, chief financial officer; Howard J. Bromberg, executive vice president of the molded products group; Joseph S. Crawford Jr., executive vice president of the railroad group; and John M. Meister, executive vice president of the transit group.

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[MOTIVEPOWER LOGO]                [WABCO LOGO]                PRESS
                                                              RELEASE


         Following the completion of the merger, Wabtec signed a new, $550 million credit agreement with a consortium of banks, led by ABN AMRO. The new, unsecured credit facility replaces the former Westinghouse Air Brake's secured credit agreement, reflecting the improved credit status of the merged company.

         Through the merger, Wabtec is expected to achieve a substantial combination of revenue growth opportunities, efficiency improvements and cost savings through synergies. These synergies are expected to result in operating income improvements of $10 million pre-tax in 2000 and to be at an annual run rate of $20 million pre-tax by year-end 2000. By year-end 2001, these synergies are expected to reach an annual run rate of $30 million pre-tax. Including synergies, the merger is expected to be accretive to Wabtec's earnings per diluted share in 2000, excluding transaction costs and restructuring reserves to be determined.

         "We are particularly excited about the opportunities to apply our proven Quality and Performance System throughout our facilities," Davies said. "In the former WABCO facilities, we have achieved meaningful, and in some cases remarkable, improvements in quality and productivity by developing a `lean thinking' culture and through efforts such as `kaizen' and statistical engineering. This continuous improvement process is real and has generated significant benefits."

         Wabtec Corporation (www.wabtec.com) is North America's largest provider of value-added, technology-based products and services for the rail industry. Through its subsidiaries, the company manufactures a full range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new locomotives up to 4,000 horsepower and provides aftermarket services, including locomotive and freight car fleet maintenance. Wabtec's mission is to help its customers achieve higher levels of quality, safety and productivity so they can compete more effectively. The company has 7,000 employees in facilities located throughout the world.

         This press release contains forward-looking statements, such as the statements regarding synergies that can be achieved through the merger and the company's goal of double-digit annual growth in earnings per diluted share. The company's actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, the following: the company's inability to achieve merger synergies; a slowdown in the U.S. or Mexican economy; the company's ability to successfully complete "Year 2000" compliance; and other factors contained in the company's regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.

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